Exhibit 10.1

                             , 2010

[Name]

[Title]

Re:	WESTLAKE CHEMICAL CORPORATION
LONG-TERM CASH PERFORMANCE AWARD

Dear:

Westlake Chemical Corporation (the “Company”) is pleased to notify you that you have been granted an award for the 2010-2012 performance cycle with a target value of $                         (“Performance Award”). This Performance Award is granted effective                         , 2010 (the “Grant Date”), subject to the following terms and conditions:

1.

Relationship to Plan. This Performance Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.	Payment Schedule.

(a)

The amount of the Performance Award shall be calculated based on the Company’s achievement of certain performance conditions, as set forth on Exhibit A (the “Performance Condition”) during the 2010-2012 performance cycle, which is the period from January 1, 2010 through December 31, 2012. The Performance Award shall be paid to you in cash as soon as practicable following the date the Administrator determines to what extent the Performance Conditions were satisfied, provided, however, that you are employed by the Company or any of its Subsidiaries on such payment date.

For the avoidance of doubt, you must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Performance Award is paid in order to be eligible to receive this Performance Award.

(b)

The Performance Award shall be paid to you at the target level, irrespective of the limitations set forth in subparagraph (a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death, with such amount multiplied by a fraction, the numerator of which is the number of days of employment with the Company or any of its Subsidiaries you completed after December 31, 2009 and prior to your death, and the denominator of which is the total number of days in the period from January 1, 2010 through December 31, 2012. Such Performance Award shall be paid to your beneficiary within 70 days following your death.

3.	Forfeiture of Performance Award. If your employment with the Company or any of its Subsidiaries terminates other than by reason of death, your Performance Award shall be forfeited.

4.

Withholding. At the time of the payment of the Performance Award, the Company shall withhold an amount of cash equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Performance Award.

5.

Assignment of Performance Award. Your rights under the Plan and this Performance Award are personal; no assignment or transfer of your rights under and interest in this Performance Award may be made by you other than by will or by the laws of descent and distribution.

6.	No Employment Guaranteed. No provision of this Performance Award shall give you any right to continued employment with the Company or any Subsidiary.

7.	Governing Law. This Performance Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

8.

Section 409A. Any payments under this Performance Award are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), and the provisions of this Performance Award shall be administered, interpreted and construed accordingly.

EXHIBIT A

Performance Conditions

1.

Definition of Performance Condition. The Performance Condition for the 2010-2012 performance cycle shall be based on relative total shareholder return (“TSR”) as compared to a peer group of companies. TSR means stock price growth for a defined measurement period, plus any dividends paid. For purposes of determining TSR, the stock price shall be calculated based on the daily average stock price for the trading days occurring during the ninety-calendar-day period immediately prior to the beginning and end of the measurement period. TSR shall be measured against the peer companies determined by the Administrator and shall be based on a measurement period starting on January 1, 2010 and ending on December 31, 2012 (the “Determination Date”).

2.	Calculation of Performance Award. The amount of the Performance Award shall be determined as set forth on the following chart:

	Threshold Performance	Target Performance	Maximum Performance
Payment Rate	25% of target value	100% of target value	200% of target value
Performance Rate (relative TSR)	33.3% ile	50% ile	75% ile

As soon as practicable after the Determination Date, the Administrator shall evaluate the level of achievement of the Performance Condition and if at least a threshold level of the Performance Condition was achieved, the Administrator shall certify the level of achievement of the Performance Condition in writing and shall pay the amount of the Performance Award no later than April 1 after the Determination Date.

The Performance Award for performance between Threshold Performance and Target Performance, or between Target Performance and Maximum Performance, shall be determined by linear interpolation between the values listed in the chart above. However, in no event shall the amount potentially payable to you under this Performance Award exceed the payment rate for Maximum Performance. For the avoidance of doubt, if the Threshold Performance condition is not satisfied, no amount shall be payable to you pursuant to this Performance Award.

3.

Adjustments. If a change in control of the Company occurs, and as a result the Administrator determines that the relative TSR calculation would no longer be fairly representative of the Company’s performance, the Administrator may make such adjustments to the Performance Condition as it deems necessary in the calculation of the Company’s TSR.